THE NOTTINGHAM INVESTMENT TRUST II

Certificate of Amendment

The undersigned, being the Secretary of The Nottingham Investment Trust II (hereinafter referred to as the “Trust”), a trust with transferable shares of the type commonly called a Massachusetts business trust, certifies that, pursuant to the authority conferred upon the Trustees of the Trust by Section 11.4 of the Declaration of Trust dated June 3, 1995, as amended from time to time, and the affirmative vote of a majority of the Trustees at a meeting duly called and held on March 30, 2009, the Declaration of Trust is amended as follows:

(1)	Authorized Series. The following Series are currently authorized under the Declaration of Trust:

The Brown Capital Management Small Company Fund

The Brown Capital Management International Equity Fund

The Brown Capital Management Mid-Cap Fund

EARNEST Partners Fixed Income Trust

All other previously established and designated Series are no longer authorized and have been or are hereby terminated.

(2)

Incorporation of Defined Terms. All capitalized terms which are not defined herein shall have the same meanings as are assigned to those terms in the Declaration of Trust filed with the Secretary of State of The Commonwealth of Massachusetts.

The Trustees further direct that, upon the execution of this Certificate of Amendment, the Trust take all necessary action to file a copy of this Certificate of Amendment with the Secretary of State of The Commonwealth of Massachusetts and at any other place required by law or by the Declaration of Trust.

In witness whereof, the undersigned has executed this Certificate of Amendment as of the 30th day of June, 2009.

/s/ A. Vason Hamrick
A. Vason Hamrick
Secretary

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ACKNOWLEDGEMENT

NORTH CAROLINA

Nash County, ss.:	June 30, 2009

Then personally appeared the above named A. Vason Hamrick, and acknowledged the foregoing instrument to be his free act and deed. Before me,

/s/ Deborah A. Mills Notary Public
[Notary Seal]

My commission expires: 6-21-2013

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